Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees, in the undersigned’s capacity as a beneficial owner, to the extent applicable, of stock of Diligent Board Member Services, Inc. (the “Company”), to file jointly Forms 3, 4, and 5, and amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder, Schedules 13D and 13G, and amendments thereto, required to be filed pursuant to Section 13(d) of the Exchange Act and the rules thereunder, and any other forms, reports or schedules the undersigned may be required to file in connection with the undersigned’s ownership, acquisition, or disposition of securities of the Company, in each case which may be deemed necessary pursuant to the Exchange Act.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this joint filing agreement shall be attached as an exhibit to such statements, and any future amendments thereto, filed jointly on behalf of each of the parties hereto.

Dated: February 14, 2016

SPRING STREET PARTNERS, L.P.

By:   WEST BROADWAY ADVISORS, L.L.C.,

          its general partner

By: /s/ Daniel T. Mongan

Name: Daniel T. Mongan

Title: Attorney-in-fact

WEST BROADWAY ADVISORS, L.L.C.

By: /s/ Daniel T. Mongan

Name: Daniel T. Mongan

Title: Attorney-in-fact

DAVID LIPTAK, Individually

By: /s/ Daniel T. Mongan

Name: Daniel T. Mongan

Title: Attorney-in-fact